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Limoneira Amends Credit Agreements

Increases Line of Credit Borrowing Capacity to $100 Million

Santa Paula, CA., November 17, 2011 – On November 14, 2011, Limoneira Company (NASDAQ: LMNR), a leading agribusiness with prime agricultural land and operations, real estate and water rights in California, amended certain terms of its line of credit with Rabobank, N.A.  The maturity date was extended to June 30, 2018 from June 30, 2013, and the borrowing capacity was increased to $100 million from $80 million, subject to underlying collateral value.  The interest rate for the amended line of credit will be LIBOR plus 1.80% beginning July 1, 2013 until the maturity date.  Currently, the interest rate on the line of credit is LIBOR plus 1.50% and the principal balance is approximately $54 million at October 31, 2011.

Additionally, on November 15, 2011 Limoneira entered into a forward interest rate swap to manage the variable interest rate risk associated with the amended Rabobank line of credit.  The forward interest rate swap establishes a fixed interest rate of 4.30% on $40 million of outstanding line of credit borrowings beginning July 1, 2013 until June 30, 2018.  Limoneira currently has an interest rate swap which locks in the interest rate on $42 million of outstanding line of credit borrowings at 5.13% until June 30, 2013.

Additionally, effective November 1, 2011, Limoneira amended the interest rate on one of the term loans it has with Farm Credit West, FLCA to a fixed rate of 3.65% for three years.  The interest rate for this loan had been 6.73% until October 31, 2011 and would have converted to a variable rate on November 1, 2011. The balance of the term loan is approximately $9 million at October 31, 2011 and it requires monthly principal and interest installments until October 2035.

“We are pleased with the amended terms of our credit agreements and believe they are a reflection of our strong business fundamentals and the solid relationships we have with our banking partners,” stated Joe Rumley, Chief Financial Officer of Limoneira.  “The amendments provide us with additional financial flexibility to make strategic investments in our business and manage our borrowing costs.”

About Limoneira Company

Limoneira Company, a 118-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (pronounced lē mon΄âra), is a dedicated sustainability company with approximately 6,850 acres of rich agricultural lands, real estate properties and water rights in California. The Company is a leading producer of lemons, avocados, oranges, and other specialty crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.